Exhibit 99.CODE ETH

IDX Funds Code of Ethics (“1940 Act Code of Ethics”)

Purpose of the Code of Ethics

The IDX Funds (the “Trust”) has adopted this Code of Ethics (the “Code”) to set forth guidelines and procedures that promote ethical practices and conduct by all of the Trust’s Access Persons, as defined below, and to ensure compliance with the Federal Securities Laws. To the extent that any such individuals are subject to compliance with the separately maintained Code of Ethics of the Trust’s Adviser (the “Adviser”), Fund Administrator or Distributor (collectively the “Service Providers”), as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Service Providers shall constitute compliance with this Code. This Code is based on the principle that each Access Person of the Trust will conduct such activities in accordance with to the following principles:

·	To be dutiful in placing the interests of the Trust’s shareholders first and before their own;

·	all personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of Trust and responsibility; and

·	adhere to the fundamental standard that Access Persons shall not take inappropriate advantage of their position.

Any violation of this Code must be reported promptly to the Trust CCO. Failure to do so will be deemed a violation of the Code.

Legal Requirement

Pursuant to Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person to:

·	employ any device, scheme or artifice to defraud the Trust;

·	make any untrue statement of a material fact to the Trust or fail to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they were made, not misleading;

·	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

·	engage in any manipulative practice with respect to the Trust, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security "held or to be acquired" by the Trust.

Definitions - All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person – Any officers, Trustees, general partner or employee of the Trust or of the Trust’s Investment Adviser (or of any entity in a control relationship to the Trust or Investment Adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership - in general and subject to the specific provisions of Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

Connected Persons – Adult children or parents living at home, and any relative, person or entity for whom the Access Person directs the investments or securities trading unless otherwise specified

Control - shall have the same meaning as that set forth in Section 2(a)(9) of the Exchange Act.

Covered Security – shall be any security except that it does not include:

·	Direct obligations of the Government of the United States;

·	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

·	Shares issued by open-end trusts (excluding open-end exchange traded trust).

Exchange Traded Fund (“ETF”) - a registered open-end management company: (A) that issues (and redeems) creation units to (and from) authorized participants in exchange for a basket and a cash balancing amount if any; and whose shares are listed on a national securities exchange and traded at market-determined prices.

Exempt Transactions – shall mean:

·	Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control;

·	Purchases which are part of an automatic dividend reinvestment plan;

·	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Fund - an investment company registered under the 1940 Act.

Independent Trustees - those Trustees that would not be deemed an “interested person” of the Trust, as defined in Section 2(a)(19)(A) of the 1940 Act.

Initial Public Offering - an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Limited Offering - an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security - includes, among other things, the writing of an option to purchase or sell a Covered Security.

Restricted Trustee - each trustee of the Trust who is not also a director, officer, partner, employee or controlling person of any one or more of the Trust's investment advisers, administrator, custodian, transfer agent, or distributor.

Security held or to be Acquired by the Trust:

Any Covered Security which, within the most recent fifteen (15) days:

·	Is or has been held by the Trust; or

·	Is being or has been considered by the Trust or its Investment Adviser for purchase by the Trust; and

·	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Policies of the Trust Regarding Personal Securities

Transactions General

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

Specific Policies

No Access Person of the Trust shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

·	Is being considered for purchase or sale by the Trust; or

·	Is being purchased or sold by the Trust.

Pre-Approval of Investments in IPOs and Limited Offerings

Access Persons must obtain approval from the Trust CCO before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a private placement or other limited offering.

Reporting Requirements

The Trust shall notify each person (annually in January of each year), considered to be an Access Person of the Trust that he/she is subject to the reporting requirements detailed in Sections 1, 2 and 3 below and shall deliver a copy of this Code to such Access Persons.

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed, every Access Person of the Trust must report to the Trust the following:

1.	Initial Holdings Reports. Every Access Person must report to the Trust CCO, no later than 10 days after becoming an Access Person, the following information:

·	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

·	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

·	the date that the report is submitted by the Access Person.

This information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.	Annual Holdings Report. Every Access Person must report to the Trust CCO, annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

·	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

·	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

·	the date that the report is submitted by the Access Person.

3.	Quarterly Transaction Reports. All Access Persons shall report to the Trust CCO or designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

·	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

·	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

·	The price of the Covered Security at which the transaction was effected

·	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

·	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the appropriate address noted above is an acceptable form of a quarterly transaction report.

4.	Exceptions from Reporting Requirements. Each trustee who is not an “interested person” of the Trust need not make an initial or annual holdings report but shall submit the same quarterly report as required to the Trust CCO, but only for a transaction in a Covered Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Covered Security is or was purchased or sold, or considered for purchase or sale, by the Trust.

Review of Reports

The Trust CCO, or designee, shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate and reporting to the board of Trustees:

·	any transaction that appears to evidence a possible violation of this Code; and

·	apparent violations of the reporting requirements stated herein.

The Trust CCO shall review the reports referenced hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The Trust CCO and the Board of Trustees shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the Board of Trustees.

Sarbanes-Oxley Code of Ethics for Chief Executive and Senior Financial Officers

The IDX Funds (the “Trust”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Trust’s Principal Executive Officer, Principal Financial Officer and Treasurer (or persons performing similar functions) (together, “Senior Officers”), sets forth specific policies to guide such individuals in the performance of their duties.

Senior Officers must comply with applicable law and have a responsibility to conduct themselves in an honest and ethical manner. Senior Officers have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

The Code of Ethics of the Trust pursuant to Rule 17j-1(c) under the 1940 Act (the “1940 Act Code of Ethics”), which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of in business as registered investment companies. All Senior Officers will be held accountable for adherence to this Code. Each Senior Officer must, upon the Trust’s adoption of this Code (or thereafter as applicable, upon becoming a Senior Officer), affirm in writing to the Board that they have received, read, and understand this Code by signing the Acknowledgement Form attached hereto as Exhibit G. Thereafter, each Senior Officer must affirm to the Board on an annual basis that they have complied with the requirements of this Code.

Compliance with Laws, Rules and Regulations

Each Senior Officer is required to comply with the laws, rules and regulations that govern the conduct of the Trust and to report any suspected violations in accordance with the section below entitled “Violations”.

Conflicts of Interest

Senior Officers are expected to dedicate their best efforts to advancing the Trust’s interests and to use objective and unbiased standards when making decisions that affect the Trust. A Senior Officer’s obligation to conduct the Trust’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Administrator of which the Senior Officers are also officers and employees. As a result, this Code recognizes that the Senior Officers will, in the normal course of their duties (whether formally for the Trust or for the Administrator, or for both), be involved in establishing policies and implementing decisions that may have different effects on the Administrator and the Trust. The participation of the Senior Officer in such activities is inherent in the contractual relationship between the Trust and the Administrator and is consistent with the performance by the Senior Officers of their duties as Officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust’s Board of Directors (“Board”) that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes

Disclosures

It is the policy of the Trust to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in all other public communications made by the Trust. Senior Officers are required to promote compliance with this policy by all employees and to abide by the Trust’s standards, policies and procedures designed to promote compliance with this Code of Ethics.

Violations

A Senior Officer must immediately report any known or suspected violation of applicable laws, regulations, policies, procedures or this Code of Ethics, to the Chairman of the Audit Committee of the Trust verbally, in writing or by other means necessary. No one will be subject to retaliation when making any such report in good faith report of an actual or suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Board of Trustees shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers of Code of Ethics

Any waiver of this Code, including an implicit waiver, granted to a Senior Officer may be made only by the Board of Trustees or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Trust in the manner prescribed by law.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Trust’s Senior Officers in the conduct of the Trust’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Adopted: February 29, 2024